Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PILGRIM’S PRIDE CORPORATION

     This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) was duly adopted in accordance with Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware (the “DGCL”) and provision for the making of this Amended and Restated Certificate of Incorporation is contained in a decree or order of a court or judge having jurisdiction of a proceeding under the United States Bankruptcy Code (the “Bankruptcy Code”). The original certificate of incorporation of the corporation was filed with the Secretary of State of the State of Delaware on September 11, 1986.

ARTICLE I

NAME

     The name of the corporation is Pilgrim’s Pride Corporation (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND REGISTERED AGENT

     The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at that address is The Corporation Trust Company.

ARTICLE III

CORPORATE PURPOSE

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

     Section 4.1. Shares and Classes Authorized. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 850,000,000, consisting of 800,000,000 shares of Common Stock, par value $.01 per share (the “Common Stock”) and 50,000,000 shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”).

     Section 4.2. Preferred Stock. The Board of Directors of the Corporation (the “Board”) is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware (a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, voting rights, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below sum of the number of shares thereof then outstanding and the number of shares into which any preferred or other securities may be converted or for which they may be exchanged) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

     Section 4.3. Common Stock. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock).

ARTICLE V

DIRECTORS

     Section 5.1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the bylaws of the Corporation (the “Bylaws”), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

     Section 5.2. Number; Composition and Term of Office.

     (a) Subject to Section 5.2(b), the number of directors shall be nine (9).

     (b) The Board shall consist of six (6) JBS Directors, two (2) Equity Directors and one (1) Founder Director; provided that, if at any time the beneficial ownership by the JBS Stockholder of the issued and outstanding Common Stock as a percentage of the total issued and outstanding Common Stock changes to an amount set forth below, then there shall be the following changes in the composition of the Board:

% Owned by the	No. of JBS	No. of Equity	No. of Founder
JBS Stockholder	Directors	Directors	Directors
≥ 90%	8	0	1
≥ 80% but < 90%	7	1	1
≥ 50% but < 80%	6	2	1
≥ 40% but < 50%	5	3	1
≥ 35% but < 40%	4	4	1
> 10% but < 35%	3	5	1
≤ 10%	0	8	1

provided that, upon the occurrence of the Founder Triggering Event, there shall no longer be a Founder Director on the Board, and the number of Equity Directors on the Board as set forth above shall be increased by one (1); provided further that during the Exchange Period (defined in Section 8.2(a)) there shall be at least two (2) Equity Directors; provided further that, if applicable law or, at any time while the Corporation’s equity securities are traded on an Exchange, the rules of such Exchange require a greater number or proportion of independent directors on the Board, then

     (i) if the JBS Stockholder beneficially owns at least 50% of the issued and outstanding Common Stock, then, at the option of the JBS Nominating Committee, either (A) one or more of the then-existing JBS Directors who are not independent directors shall be replaced with one or more JBS Directors who are independent directors such that, after such replacement, the number or proportion of independent directors on the Board will comply with such requirement or (B) the number of directors on the Board shall be increased by two (2) and the vacancies created by such increase shall be filled with persons designated by the JBS Nominating Committee who are independent directors such that the number or proportion of independent directors on the Board will comply with such requirement; or

     (ii) if the JBS Stockholder beneficially owns less than 50% of the issued and outstanding Common Stock, then one or more of the then-existing JBS Directors who are not independent directors shall be replaced with one or more JBS Directors who are independent directors such that, after such replacement, the number or proportion of independent directors on the Board will comply with such requirement.

In the event that the size of the Board is expanded pursuant to this Section 5.2, no person shall be nominated or appointed as a director if the Equity Nominating Committee reasonably determines that such person (A) is unethical or lacks integrity or (B) is a competitor or is affiliated with a competitor of the Corporation or any of its material subsidiaries. As used in this Certificate of Incorporation, a Person shall be deemed the “beneficial owner” of, shall be deemed to have “beneficial ownership” of and shall be deemed to “beneficially own” any Common Stock which such Person or any of such Person’s Affiliates is deemed to beneficially own, directly or indirectly, within the meaning of Rule 13d-3 of the Exchange Act; provided, however, that beneficial ownership by the JBS Stockholder will not include shares of Common Stock held by members of a “group” (as that term is used in Rule 13d-5 under the Exchange Act) other than JBS USA and its Affiliates.

     (c) At each annual meeting of stockholders, each director elected to succeed a director whose term expires shall be elected for a term of office to expire at the next annual meeting of stockholders after his or her election, with each director to hold office until his or her successor shall have been duly elected and qualified or until the earlier of his or her death, resignation or removal in accordance with this Certificate of Incorporation and the Bylaws. The election of directors need not be by written ballot unless the Bylaws so provide. Directors need not be stockholders.

     Section 5.3. Vacancies. Subject to Section 5.2, any vacancy on the Board, howsoever resulting, shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, or by the sole remaining director; provided, however, that (a) a vacancy in the directorship of a JBS Director may be filled only through the affirmative vote of a majority of directors on the JBS Nominating Committee, even if less than a quorum, or by the sole remaining director on the JBS Nominating Committee, or if no directors remain on the JBS Nominating Committee, by the stockholders and (b) a vacancy in the directorship of an Equity Director or a Founder Director may be filled only by the affirmative vote of a majority of directors on the Equity Nominating Committee, even if less than a quorum, or by the sole remaining director on the Equity Nominating Committee or if no directors remain on the Equity Nominating Committee, by the stockholders. The term of office of any director elected to fill a vacancy shall expire at the next annual meeting of stockholders after his or her election, with each director to hold office until his or her successor shall have been duly elected and qualified or until the earlier of his or her death, resignation or removal in accordance with this Certificate of Incorporation and the Bylaws.

     Section 5.4. Special Nominating Committees.

     (a) The Board shall establish two committees (collectively, the “Special Nominating Committees”), which shall be designated as the “JBS Nominating Committee” and the “Equity Nominating Committee,” each of which shall have the power and authority of the Board with respect to the matters described in Sections 5.3 and 5.4. The JBS Nominating Committee shall consist solely of JBS Directors, and the Equity Nominating Committee shall consist solely of all of the Equity Directors. The JBS Nominating Committee shall have the exclusive authority to nominate the JBS Directors, fill vacancies pursuant to Section 5.3 and select the members of the JBS Nominating Committee; and the Equity Nominating Committee shall have the exclusive authority to nominate the Equity Directors, fill vacancies pursuant to Section 5.3, select the members of the Equity Nominating Committee, and shall be entitled to call a special meeting of stockholders of the Corporation to comply with Section 3.01(d) of the Stockholders Agreement; provided that, prior to the occurrence of the Founder Triggering Event, the Equity Nominating Committee shall, to the fullest extent permitted by law and subject to any applicable fiduciary duties, nominate the Founder Director. Any member or alternate member of the Equity Nominating Committee shall be removed only by the approval of a majority of the members of the Equity Nominating Committee. For so long as the JBS Stockholder is the beneficial owner of 35% or more of the outstanding Common Stock, no person shall be nominated as an Equity Director pursuant to this Certificate of Incorporation if JBS USA reasonably determines that such person (i) is unethical or lacks integrity or (ii) is a competitor or is affiliated with a competitor of the Corporation. Two (2) Equity Directors (or one (1) if there is only one (1) Equity Director on the Board) shall satisfy the independence requirements of Rule 10A-3 under the Exchange Act and be financially literate for purposes of the applicable listing standards of the Exchange on which the Common Stock is then listed, or if the Common Stock is not then listed, then for purposes of Section 303A.07 of The New York Stock Exchange Listed Company Manual (or any successor rule) (“financially literate”), and, for so long as there are two (2) or more Equity Directors on the Board, at least one (1) Equity Director shall qualify as an “audit committee financial expert” as that term is used in Item 407 of Regulation S-K under the Exchange Act (or any successor rule). If the JBS Stockholder beneficially owns at least 50% of the issued and outstanding Common Stock, at least one (1) JBS Director shall (A) be an independent director, (B) satisfy the independence requirements of Rule 10A-3 under the Exchange Act and (C) be financially literate.

     (b) Notwithstanding anything herein to the contrary, to the maximum extent permitted by law, the Equity Nominating Committee, acting by majority vote, shall have the right to control the Corporation’s exercise of its rights and remedies under the Stockholders Agreement, including, without limitation, (i) the granting of (or refusal to grant) any approvals, consents or waivers by the Corporation thereunder, (ii) the giving (or withholding) of any notices by the Corporation thereunder, (iii) the approval (or disapproval) of the Corporation’s entry into any amendment or supplement to the Stockholders Agreement and (iv) the initiation, prosecution or settlement of any claim, action, suit, arbitration, inquiry, proceeding or investigation arising in connection therewith. The Equity Directors shall be permitted to retain separate advisors (legal or financial) at the expense of the Corporation in connection with the performance of their duties under Sections 5.3, 5.4, 5.5, 8.1 and 8.4 and Articles VI and X of this Certificate of Incorporation or under Sections 3.01(d), 3.03 and 6.21 of the Stockholders Agreement.

     (c) Except for the JBS Nominating Committee, any committee designated or appointed by the Board shall have at least one Equity Director as a member thereof.

     Section 5.5. Approval of Certain Matters. The approval of any of the following matters shall require, in addition to any approval required by law, (a) the affirmative vote of a majority of the directors present at a meeting of the Board at which a quorum is present and (b) the affirmative vote of at least a majority of the Equity Directors and any Founder Director, as a group:

     (i) the creation of any committee of the Board with, or the delegation to any committee of the Board of, any power or authority which, individually or taken as a whole with any other power and/or authority, would adversely affect, or could reasonably be expected to adversely affect, in any material respect, the rights of the Minority Investors;

     (ii) any change in the size of the Board;

     (iii) any action that would reasonably be expected to cause the Corporation to no longer satisfy the listing requirements of any Exchange on which any shares of capital stock of the Corporation are listed or quoted;

     (iv) any amendment or repeal of this Section 5.5, Sections 5.2, 5.3, 5.4 or 5.6 or Articles VI, VIII, IX, X, XI, XII or XIII, or any other amendment to this Certificate of Incorporation that, individually or taken as a whole with any other amendments, would adversely affect, or could reasonably be expected to adversely affect, in any material respect the rights of the Minority Investors, as a class (whether by merger, consolidation or otherwise);

     (v) any creation, authorization or issuance of any series of Preferred Stock that, individually or taken as a whole with any other issuances of Preferred Stock, would adversely affect, or could reasonably be expected to adversely affect, in any material respect the Minority Investors, as a class, in a disproportionately adverse manner relative to all holders of Common Stock (whether by merger, consolidation or otherwise); or

     (vi) agreeing to do any of the foregoing.

     In addition to the foregoing, prior to the occurrence of the Founder Triggering Event, the approval of the Founder Director shall be required for the Board to validly approve and authorize any amendment (whether by merger, consolidation or otherwise) to Section 5.2, Section 5.4, Article X, Article XIII and this sentence of this Certificate of Incorporation that would adversely affect, or could reasonably be expected to adversely affect, in any material respect, the rights of the Founder Director in his role as a director of the Corporation. Notwithstanding anything to the contrary in this Section 5.5, actions which are permitted by this Certificate of Incorporation or the Stockholders Agreement (including, without limitation, the Mandatory Exchange Transaction), shall not require the approvals set forth in this Section 5.5. If at any time any stockholder of the Corporation owns 100% of the issued and outstanding Common Stock, this Section 5.5 shall be of no further force or effect.

     Section 5.6. Director Fees and Expenses. Each of the directors of the Corporation shall be entitled to receive reasonable and customary fees for his or her service as a director (which fees shall be set by the Board from time to time). Each of the directors shall be entitled to be reimbursed by the Corporation for his or her reasonable out-of-pocket expenses incurred in connection with the performance of his or her duties as a director of the Corporation.

ARTICLE VI

MEETINGS OF STOCKHOLDERS

     Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer, the President, the affirmative vote of a majority of the whole Board or, as provided in Section 5.4, the Equity Nominating Committee.

ARTICLE VII

NON-VOTING EQUITY SECURITIES

     The Corporation shall not issue any class of non-voting equity securities unless and solely to the extent permitted by Section 1123(a)(6) of the Bankruptcy Code as in effect on the date of filing this Certificate of Incorporation with the Secretary of State of the State of Delaware; provided, however, that this Article VII: (a) will have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code; (b) will have such force and effect, if any, only for so long as Section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Corporation; and (c) in all events may be amended or eliminated in accordance with applicable law from time to time in effect.

ARTICLE VIII

TRANSFER RESTRICTIONS; MANDATORY EXCHANGE

     Section 8.1. Restrictions on Transfer on the JBS Stockholder.

     (a) At any time prior to January 27, 2012, no shares of capital stock of the Corporation shall be Transferred to the JBS Stockholder if such Transfer would cause the JBS Stockholder to be in violation of Article 2 of the Stockholders Agreement (a “Prohibited Transfer”). The prior sentence is not intended to prevent the shares of capital stock of the Corporation from being DTC-eligible and shall not preclude the settlement of any transactions in shares of capital stock of the Corporation entered into through the facilities of any Exchange, provided that, if the settlement of a transaction would result in a Prohibited Transfer, such Transfer shall nonetheless be a Prohibited Transfer. The Corporation shall not, and no employee or agent of the Corporation shall, recognize or record upon its books any Prohibited Transfer. Any purported transaction in violation of this Article VIII shall be void ab initio, and the purported transferee of such shares (the “Purported Transferee”) shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of such shares that are the subject of the Prohibited Transfer (the “Prohibited Securities”), including the right to vote such Prohibited Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof. Once the Prohibited Securities have been acquired in a Transfer that is not a Prohibited Transfer, such securities shall cease to be Prohibited Securities. Any or all of the Equity Directors shall have the authority to direct and cause the officers of the Corporation to take all action reasonably necessary or advisable to enforce the terms of this Section 8.1, including, without limitation, to require as a condition to the registration of the Transfer of any shares of capital stock of the Corporation or the payment of any distribution on any such shares that the proposed transferee or payee furnish to the Corporation all information reasonably requested by the Corporation. The Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be necessary or advisable to implement this Section 8.1, including, without limitation, authorizing such agent to require an affidavit from a purported transferee regarding such Person’s beneficial or record ownership of stock and other evidence that a Transfer will not be prohibited by this Section 8.1.

     (b) If a Prohibited Transfer has been recorded by an agent or employee of the Corporation notwithstanding the prohibition in this Section 8.1, such recording and the Prohibited Transfer shall be void ab initio and have no legal effect and, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership, whether direct or indirect, of the Prohibited Securities within the Purported Transferee’s possession or control, together with any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Prohibited Securities (the “Prohibited Distributions”), to an agent designated by the Equity Directors (the “Agent”). The Agent shall thereupon sell to a buyer or buyers, which may include the purported transferor, the Prohibited Securities transferred to it in one or more arm’s-length transactions (including over a national securities exchange or national securities quotation system on which the securities of the Corporation may be traded); provided, however, that the Agent, in its sole discretion, shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the securities of the Corporation, would adversely affect the value of the securities of the Corporation or would be in violation of applicable securities laws. If the Purported Transferee has resold the Prohibited Securities before receiving the Corporation’s demand to surrender the Prohibited Securities to the Agent, the Purported Transferee shall be deemed to have sold the Prohibited Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 8.1(c) if the Agent, rather than the Purported Transferee, had resold the Prohibited Securities.

     (c) The Agent shall apply any proceeds of a sale by it of Prohibited Securities and, if the Purported Transferee had previously resold the Prohibited Securities, any amounts received by it from a Purported Transferee, as follows: (i) first, to reimburse itself to the extent necessary to cover its costs and expenses incurred in accordance with its duties hereunder; (ii) second, to reimburse the Purported Transferee for the amounts paid by the Purported Transferee for the Prohibited Securities (or in the case of any Prohibited Transfer by gift, devise or inheritance or any other Prohibited Transfer without consideration, the fair market value, calculated on the basis of the closing market price for the securities of the Corporation on the day before the Prohibited Transfer); and (iii) third, the remainder, if any, to the original transferor, or, if the original transferor cannot be readily identified, to an entity designated by the Equity Directors that is described in Section 501(c) of the Internal Revenue Code of 1986, as amended (the “Code”), contributions to which must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code. The recourse of any Purported Transferee with respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (ii) of this Section 8.1(c). Except as may be required by law, in no event shall the proceeds of any sale of Prohibited Securities pursuant to this Section 8.1(c) inure to the benefit of the Corporation or the Agent, except to the extent used to cover expenses incurred by the Agent in performing its duties hereunder.

     (d) If the Purported Transferee fails to surrender the Prohibited Securities or the proceeds of a sale thereof to the Agent within thirty (30) days from the date on which the Corporation makes a demand pursuant to Section 8.1(b), then the Corporation may take such actions as it deems necessary to enforce the provisions hereof, including the institution of legal proceedings to compel such surrender.

     (e) This Section 8.1 shall not limit or impair the rights of the JBS Stockholder with respect to any shares of Common Stock received by it pursuant to the Stock Purchase Agreement dated September 15, 2009 between JBS USA and the Corporation.

     Section 8.2. Mandatory Exchange.

     (a) In the event JBS USA completes an initial public offering (the “JBS USA IPO”) of the JBS USA Common Stock, then, at any time during an Exchange Window falling within the period commencing on the date of the closing of the JBS USA IPO (the “Exchange Period Commencement Date”) and ending January 27, 2012 (the “Exchange Period”), JBS USA will have the right to deliver written notice of a Mandatory Exchange Transaction to the Corporation at its principal place of business. Subject to Section 8.2(b), upon delivery to the Corporation of notice of the Mandatory Exchange Transaction each share of Common Stock held by stockholders other than JBS USA (the “Exchanged Holders”) shall automatically, without any further action on behalf of the Corporation or any of the Exchanged Holders, be transferred to JBS USA in exchange for a number of duly authorized, validly issued, fully paid and non-assessable shares of JBS USA Common Stock equal to the Exchange Offer Ratio (collectively, the “Exchange Shares”). The Mandatory Exchange Transaction shall be effected in compliance with all applicable laws.

     (b) Notwithstanding anything herein to the contrary, shares of Common Stock held by the Founder Group shall not be subject to the Mandatory Exchange Transaction for a period of six months and one day after December 28, 2009 (“Deferral Period”). If the Mandatory Exchange Transaction will have been implemented with respect to the Exchanged Holders other than the Founder Group during the Deferral Period, then, immediately following expiration of the Deferral Period, all shares of Common Stock held by the Founder Group shall automatically, without any further action on behalf of the Corporation or any member of the Founder Group, be transferred to JBS USA in exchange for a number of duly authorized, validly issued, fully paid and non-assessable shares of JBS USA Common Stock equal to the Exchange Offer Ratio determined in Section 8.2(a).

     (c) No certificates or scrip representing fractional shares of JBS USA Common Stock shall be issued upon the surrender for exchange of certificates representing shares of Common Stock, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of the Corporation. When any distribution pursuant to this Section 8.2(c) would otherwise result in the issuance of a number of shares of JBS USA Common Stock that is not a whole number, the actual distribution of shares of JBS USA Common Stock shall be rounded as follows: (i) fractions of one-half (½) or greater shall be rounded to the next higher whole number and (ii) fractions of less than one-half (½) shall be rounded to the next lower whole number with no further payment or other distribution therefor. The total number of authorized shares of JBS USA Common Stock to be distributed to the Exchanged Holders shall be adjusted as necessary to account for the rounding provided in this Section 8.2(c).

     Section 8.3. Legend. Each certificate representing shares of capital stock issued by the Corporation shall conspicuously bear the following legend:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER, INCLUDING AS SET FORTH IN A STOCKHOLDERS AGREEMENT BETWEEN THE CORPORATION AND JBS USA HOLDINGS, INC. AND MANDATORY EXCHANGE PROVISIONS SET FORTH UNDER ARTICLE VIII OF THE CERTIFICATE OF INCORPORATION OF THE CORPORATION, AS AMENDED AND IN EFFECT FROM TIME TO TIME, COPIES OF WHICH MAY BE OBTAINED FROM THE CORPORATION UPON REQUEST.”

     Section 8.4. Procedures and Transfer of Title. (a) Upon receipt of the notice of the Mandatory Exchange Transaction, the Corporation shall give notice to the Exchanged Holders that a Mandatory Exchange Transaction has occurred pursuant to this Article VIII. Such notice shall contain the date of the consummation of the Mandatory Exchange Transaction (the “Consummation Date”), the Exchange Offer Ratio and the manner in which the holders of Common Stock may exchange the certificates previously representing shares of Common Stock for certificates representing the shares of JBS USA Common Stock into which such shares of Common Stock shall have been mandatorily exchanged. On or before the Consummation Date, JBS USA shall deposit the Exchange Shares (including, if applicable, any shares to be issued to the Founder Group upon expiration of the Deferral Period) with a bank or similar entity designated by the Equity Directors to deliver the Exchange Shares to the Exchanged Holders (the “Exchange Agent”), such consideration to be deposited with the Exchange Agent and delivered in trust for the benefit of the Exchanged Holders and accompanied by irrevocable instructions to deliver, on or immediately after the Consummation Date (or, with respect to the Founder Group, if applicable, following expiration of the Deferral Period), the Exchange Shares for the shares of Common Stock held by the Exchanged Holders upon their surrender.

     (b) Upon receipt of such notice (or, with respect to the Founder Group, if applicable, following expiration of the Deferral Period), each Exchanged Holder shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Exchange Agent at the place designated in such notice, and shall thereafter receive Exchange Shares. At the Consummation Date (or, if applicable, following expiration of the Deferral Period), the shares of Common Stock held by the Exchanged Holders shall be owned of record by JBS USA, and Exchanged Holders shall cease to be stockholders of the Corporation and shall have no right or interest in such shares of Common Stock, excepting only the right of such Exchanged Holders to receive the Exchange Shares therefor. From and after the Consummation Date, certificates that previously represented shares of Common Stock held by the Exchanged Holders shall represent only the right to receive the Exchange Shares.

     Section 8.5. Effect of Mandatory Exchange. From and after the Consummation Date, JBS USA shall be the sole holder of all of the issued and outstanding shares of Common Stock, notwithstanding the failure of any Exchanged Holders to surrender such certificates on or prior to such date to the Exchange Agent.

ARTICLE IX

LIMITATION OF DIRECTORS’ LIABILITY

     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

     Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE X

BYLAWS

     The Board is expressly empowered to adopt, amend or repeal the Bylaws. Any adoption, amendment or repeal by the Board of the Bylaws or any provisions thereof that, individually or taken as a whole, would adversely affect, or could reasonably be expected to adversely affect, in any material respect, the rights of the Minority Investors, as a class, in each case, shall require the approval of at least a majority of the total authorized number of directors, including the approval of at least a majority of the Equity Directors and any Founder Director, as a group. In addition to the foregoing, prior to the occurrence of the Founder Triggering Event, the approval of the Founder Director shall be required for the Board to validly approve and authorize any amendment (whether by merger, consolidation or otherwise) to Section 3.3, Section 3.6, Section 3.10(f) and Article 9 of the Bylaws that would adversely affect, or could reasonably be expected to adversely affect, in any material respect, the rights of the Founder Director in his role as a director of the Corporation. Subject to applicable law and the rights of the holders of any series of Preferred Stock, the stockholders shall also have the power to adopt, amend or repeal the Bylaws by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, present in person or represented by proxy, at a meeting at which a quorum is present, voting together as a single class; provided, however, that, in addition to such vote, the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (other than shares of capital stock of the Corporation beneficially owned by the JBS Stockholder), voting together as a single class, shall be required to adopt, amend or repeal the Bylaws or any provisions thereof.

ARTICLE XI

RELATED-PARTY TRANSACTIONS

     Section 11.1. Independent Committee Oversight. Neither the Corporation nor any of its subsidiaries shall enter into any transaction required to be disclosed under Item 404 of Regulation S-K under the Exchange Act unless the audit committee or another committee, in each case, comprised solely of independent directors first reviews, evaluates and approves the transaction, such approval to be evidenced by a resolution stating that such committee has, in good faith, unanimously determined that such transaction complies with the provisions of this Section 11.1.

     Section 11.2. Terms of Transactions; Retention of Proceeds. Neither the Corporation nor any of its subsidiaries shall sell, lease, transfer or otherwise dispose of any of its properties or assets to, or for the benefit of, or purchase or lease any property or assets from, or for the benefit of, the JBS Stockholder, except on terms that are fair and reasonable to the Corporation and no less favorable to the Corporation or the relevant subsidiary than those that could have been obtained in a comparable transaction by the Corporation or such subsidiary on an arms’-length basis from an unrelated Person. The Corporation and its subsidiaries shall retain the proceeds of any sale or disposition by any of them of any of their respective properties or assets, whether now owned or hereafter acquired.

ARTICLE XII

AMENDMENT

     Subject to Section 5.5, the Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation.

ARTICLE XIII

DEFINITIONS

     For purposes of this Certificate of Incorporation, the following terms have the meanings set forth below:

     “Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

     “Equity Directors” means the two (2) directors designated as “Equity Directors” on Schedule 3.01(a)(iii) to the Stockholders Agreement, their successors as nominated by the Equity Nominating Committee and elected by the stockholders of the Corporation or appointed by the Equity Nominating Committee to fill any vacancy pursuant to Section 5.3 and any other person, other than a JBS Director, nominated by the Minority Investors to succeed an Equity Director in accordance with this Certificate of Incorporation and the Bylaws and elected by the stockholders of the Corporation; provided that, if at any time the ownership by the JBS Stockholder of the issued and outstanding Common Stock as a percentage of the total issued and outstanding Common Stock changes to a threshold amount set forth in Section 5.2(b), then the number of Equity Directors shall be changed to the corresponding number of Equity Directors set forth in Section 5.2(b); provided further that, upon the occurrence of a Founder Triggering Event, there shall no longer be a Founder Director on the Board and the number of Equity Directors on the Board shall be increased by one (1); provided further that each person serving as an Equity Director must qualify as an independent director.

     “Exchange” means any national securities exchange registered under Section 6 of the Exchange Act.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “Exchange Offer Ratio” is a fraction, the numerator of which is the average volume-weighted daily trading price per share on the principal Exchange for the Common Stock, and the denominator of which is the average volume-weighted daily trading price per share on the principal Exchange for the JBS USA Common Stock, in each case as measured during the number of consecutive trading days immediately preceding the date on which JBS USA delivered notice of the Mandatory Exchange Transaction to the Corporation that is equal to the Measurement Period.

     “Exchange Window” means a period of time beginning on the 6th trading day after the first day on which both the Corporation and JBS USA will have each made their respective Periodic Disclosure relating to the immediately preceding fiscal quarter or year, as applicable, and ending on the last day of the fiscal quarter during which the first day of the Exchange Window fell.

     “Founder Director” means Lonnie “Bo” Pilgrim or, if a Founder Triggering Event will have occurred solely with respect to Lonnie “Bo” Pilgrim, then Lonnie Ken Pilgrim.

     “Founder Group” means the Founder Director, his spouse, his issue, his estate and any trust, partnership or other entity established or existing primarily for the benefit of him, his spouse and/or issue, including, without limitation, Pilgrim Interests, Ltd., Pilgrim Family Trust I, Pilgrim Family Trust II, PFCP, Ltd, Lonnie Jaggers Pilgrim Minority Trust and Greta Gail Pilgrim Minority Trust.

     “Founder Triggering Event” means the date on which any one or more of the following shall have occurred with respect to both of Lonnie “Bo” Pilgrim and Lonnie Ken Pilgrim: death, resignation or having been determined to be incapacitated by a court of competent jurisdiction with respect to his ability to serve as a director of the Corporation.

     “independent director” has the meaning ascribed to such term in the applicable listing standards of the Exchange on which the Common Stock is then listed, or if the Common Stock is not then listed, then as such term is defined in Section 303A.02 of The New York Stock Exchange Listed Company Manual (or any successor rule).

     “JBS Directors” means the six (6) initial directors designated as “JBS Directors” on Schedule 3.01(a)(i) to the Stockholders Agreement, their successors as nominated by the JBS Nominating Committee pursuant to this Certificate of Incorporation and elected by the stockholders of the Corporation or appointed by the JBS Nominating Committee or the stockholders to fill any vacancy pursuant to Section 5.3; provided that, if at any time the ownership by the JBS Stockholder of the issued and outstanding Common Stock as a percentage of the total issued and outstanding Common Stock changes to a threshold amount set forth in Section 5.2(b), then the number of JBS Directors shall be changed to the corresponding number of JBS Directors set forth in Section 5.2(b).

     “JBS Stockholder” means JBS USA or any of its Affiliates.

     “JBS USA” means JBS USA Holdings, Inc., or any successor thereto.

     “JBS USA Common Stock” means the common stock of JBS USA listed on an Exchange.

     “Mandatory Exchange Transaction” means the mandatory exchange of the shares of Common Stock for the Exchange Shares in accordance with Section 8.2.

     “Measurement Period” means a number of consecutive trading days which is equal to twice the number of consecutive trading days between (i) the first date on which both JBS USA and the Corporation shall have both made their respective Periodic Disclosure and (ii) the date on which JBS USA delivers to the Corporation the notice of the Mandatory Exchange Transaction.

     “Minority Investors” means the stockholders of the Corporation other than the JBS Stockholder.

     “Periodic Disclosure” for a given calendar quarter or year means the first to be filed with the Securities and Exchange Commission of an issuer’s Quarterly Report on Form 10-Q, Annual Report on Form 10-K or earnings release required to be disclosed under Item 2.02 of Form 8-K covering such quarter or fiscal year, which filing complies, in all material respects with the applicable requirements of the Exchange Act.

     “Person” means any individual, partnership, company, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

     “Stockholders Agreement” means the Stockholders Agreement dated December 28, 2009 between the Corporation and JBS USA, a copy of which will be made available to any stockholder of the Corporation upon written request.

     “Transfer” means to sell, transfer, convey, grant an option in or with respect to, otherwise dispose of or take any other similar action, directly or indirectly.

     IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf on this 28th day of December, 2009.

PILGRIM’S PRIDE CORPORATION

By:	/s/ Don Jackson
Name: Don Jackson
Title: Chief Executive Officer and
President

[Signature page to Amended and Restated Certificate of Incorporation]